Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 29, 2015 (except for the third and fourth paragraph of Note 14, as to which the date is September 4, 2015), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-204905) and related Prospectus of Cerecor Inc. for the registration of its Common Stock.

/s/ Ernst & Young LLP

Baltimore, Maryland

September 21, 2015